   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1998
                                              REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            EXCEL REALTY TRUST, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MARYLAND                                33-0160389
   (STATE OR OTHER JURISDICTION OF           (IRS EMPLOYER IDENTIFICATION
   INCORPORATION OR ORGANIZATION)                       NUMBER)

                         16955 VIA DEL CAMPO, SUITE 110
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 485-9400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 GARY B. SABIN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         16955 VIA DEL CAMPO, SUITE 110
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 485-9400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:
                              SCOTT N. WOLFE, ESQ.
                                LATHAM & WATKINS
                            701 B STREET, SUITE 2100
                          SAN DIEGO, CALIFORNIA 92101

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO           AGGREGATE             AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED     PRICE PER UNIT(2)      OFFERING PRICE      REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.01 par value per share(1)          349,751              $25.04            $8,757,766.00          $2,584.00
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

(1) Includes stock purchase rights. See "Description of Capital
    Stock -- Preferred Share Purchase Rights."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on September 18, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 24, 1998

PROSPECTUS

                            EXCEL REALTY TRUST, INC.
                                 349,751 SHARES
                                  COMMON STOCK
                          ($0.01 PAR VALUE PER SHARE)
                            ------------------------

     All of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Excel Realty Trust, Inc., a Maryland corporation (the "Company"), offered hereby are being offered by the Company upon the exchange of certain partnership units as described more fully herein. The Company will not receive any cash proceeds from the sale of the shares offered hereby. See "Plan of Distribution."

     The Company is a self-administered, self-managed, real estate investment trust ("REIT") which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties which are primarily leased on a long-term basis to major retail companies throughout the United States. As of June 30, 1998, the Company owned or managed 84 shopping centers, 52 single tenant properties, four commercial properties and office buildings, and one additional property which is currently being constructed. See "The Company -- General."

     The Company is the sole general partner of Excel Realty Partners, L.P., a Delaware limited partnership (the "Partnership"). On October 7, 1997, the Partnership acquired a shopping mall in San Dimas, California (the "Shopping Mall") from St. Francis Associates, L.P. ("SFA"). Part of the consideration for the Shopping Mall was the issuance by the Partnership to SFA of 323,304 units of limited partnership interest in the Partnership ("Units"). In January 1998, SFA distributed 78,677 Units to Jonathan C. Whitman, Trustee for Jonathan C. Whitman U/T/A 2/22/92 ("Whitman," and together with permitted assignees of SFA and Whitman, the "Registered Unit Holders").

     This Prospectus relates to (i) the issuance by the Company of up to 349,751 shares (the "Exchange Shares") of Common Stock of the Company if, and to the extent that, the Registered Unit Holders tender the above-referenced Units for exchange and the Company elects to deliver the Exchange Shares rather than cash and (ii) the offer and sale from time to time of the Exchange Shares that may be issued to the Registered Unit Holders. The Company is registering the Exchange Shares to provide the Registered Unit Holders with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued to the Registered Unit Holders or offered or sold by the Registered Unit Holders. The above-referenced Units may be tendered for exchange by the Registered Unit Holders beginning on September 15, 1998.

     The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "XEL." On September 23, 1998, the closing sale price of the Common Stock as reported on the NYSE was $27.4375 per share.

     To assist the Company in maintaining its qualification as a REIT, transfer of the Common Stock is restricted, and actual or constructive ownership by any person is limited to 9.8% of the outstanding shares of Common Stock subject to certain exceptions. See "Description of Capital Stock -- Restrictions on Ownership of Capital Stock."

     The registration statement of which this Prospectus is a part is being filed pursuant to contractual obligations of the Company.

      SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE EXCHANGE SHARES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website at http://www.sec.gov containing reports, prospectuses and information statements and other information regarding registrants, including the Company, that file electronically. Copies of such materials and other information concerning the Company also are available for inspection at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part (together with all amendments, exhibits and schedules, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Exchange Shares. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Shares, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Registration Statement also may be retrieved from the Commission's website.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have previously been filed by the Company with the Commission are incorporated herein by reference:

          (1) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 filed with the Commission on August 14, 1998;

          (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed with the Commission on May 13, 1998;

          (3) the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 25, 1998;

          (4) the Company's Current Report on Form 8-K filed with the Commission on July 14, 1998;

          (5) the Company's Current Report on Form 8-K filed with the Commission on May 28, 1998;

          (6) the Company's Current Report on Form 8-K filed with the Commission on May 22, 1998;

          (7) the Company's Current Report on Form 8-K filed with the Commission on April 2, 1998; and

          (8) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on July 30, 1993.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Exchange Shares made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company at 16955 Via Del Campo, Suite 110, San Diego, CA 92127, Attention: Investor Relations; telephone number (619) 485-9400.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus, including the documents incorporated herein by reference, includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus, including the documents incorporated herein by reference, that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), expansion and other development trends of the real estate industry, business strategies, expansion and growth of the Company's operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, including the "Risk Factors" discussed herein, general economic and business conditions, the business opportunities that may be presented to and pursued by the Company, changes in laws or regulations and other factors, many of which are beyond the control of the Company. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements.

                                  RISK FACTORS

     An investment in the Exchange Shares offered hereby involves a high degree of risk. Prospective investors should consider carefully the following factors, in addition to other information contained in this Prospectus, in connection with an investment in the Exchange Shares offered hereby.

GENERAL REAL ESTATE INVESTMENT RISKS

     Economic Performance and Value of Centers Dependent on Many Factors. Real property investments are subject to varying degrees of risk. The economic performance and values of real estate can be affected by many factors, including changes in the national, regional and local economic climates, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance and increased operating costs. In recent years, there has been a proliferation of new retailers and a growing consumer preference for value-oriented shopping alternatives that have, among other factors, heightened competitive pressures. In certain areas of the country, there may also be an oversupply of retail space. As a consequence, many companies in all sectors of the retailing industry have encountered significant financial difficulties. A substantial portion of the Company's income is derived from rental revenues from retailers in neighborhood and community shopping centers. Accordingly, no assurance can be given that the Company's financial results will not be adversely affected by these developments in the retail industry.

     Dependence on Rental Income from Real Property. Since substantially all of the Company's income is derived from rental income from real property, the Company's income and funds for distribution would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company were unable to lease a significant amount of space in its properties on economically favorable lease terms. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to release space on economically advantageous terms.

     Illiquidity of Real Estate Investments. Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, mortgage payments and, to the extent the properties are not subject to triple net leases, certain significant expenditures such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment, and should such events occur, the Company's income and funds for distribution would be adversely affected. A portion of the Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on such properties by the mortgagee.

     Risk of Bankruptcy of Major Tenants. The bankruptcy or insolvency of a major tenant or a number of smaller tenants may have an adverse impact on the properties affected and on the income produced by such properties. Under bankruptcy law, a tenant has the option of affirming (continuing) or rejecting (terminating) any unexpired lease. If the tenant affirms its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one years' lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

     Environmental Risks. Under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company knew of, or was responsible for, the presence of such hazardous or toxic substances.

RELIANCE ON MAJOR TENANTS

     As of June 30, 1998, the Company's two largest tenants were Kmart Corporation ("Kmart") and Wal-Mart Stores, Inc., which accounted for approximately 11.0% and 6.7%, respectively, of the Company's annualized base rental income ("ABR") as of such date. The financial position of the Company and its ability to make distributions may be adversely affected by financial difficulties experienced by either of such tenants, or any other major tenant of the Company, including a bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its leases as they expire. In that regard, it has been reported in the media that Kmart is experiencing operating and financial difficulties.

ADVERSE EFFECTS OF CHANGE IN MARKET RATES

     The trading prices of equity securities issued by REITs have historically been affected by changes in broader market interest rates with increases in interest rates resulting in decreases in trading prices, and decreases in interest rates resulting in increases in such trading prices. An increase in market interest rates could therefore adversely affect the trading prices of any equity securities issued by the Company, including the Common Stock of the Company.

CONTROL BY THE BOARD OF DIRECTORS AND MANAGEMENT

     As of June 30, 1998, the Board of Directors and management of the Company beneficially owned approximately 10.9% of the Company's Common Stock (including shares representing approximately 4.0% of the Common Stock which may be acquired upon the exercise of options exercisable within 60 days). Accordingly, such persons should continue to have substantial influence over the Company and on the outcome of matters submitted to the Company's stockholders for approval.

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

     Ownership Limit. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of its capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Furthermore, the Company's shares must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a short tax year. In addition, if the Company, or an actual or constructive owner of 10% or more of the Company's capital stock, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Certain Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification." In order to protect the Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Company's charter as currently in effect (the "Charter") provides for limitation of actual or constructive ownership of the outstanding shares of the Company's capital stock by a single person to 9.8% by value of the outstanding capital stock of the Company and, with respect to the Company's 8 5/8% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), 9.8% in value of the issued and outstanding shares of such class of capital stock (the "Ownership Limit"). Although the Company's Board of Directors presently has no intention of doing so, the Board of Directors could waive this restriction with respect to a particular stockholder if it were satisfied, based upon the advice of tax counsel or otherwise, that ownership by such stockholder in excess of the Ownership Limit would not jeopardize the Company's status as a REIT.

     The Charter of the Company further provides that actual or constructive ownership of shares of capital stock in excess of the Ownership Limit will cause the violative transfer of ownership to be void with respect to the transferee as to that number of shares in excess of the Ownership Limit and such shares will be automatically transferred to a trust for the benefit of a qualified charitable organization. Such purported transferee would have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares.

     Staggered Board. The Board of Directors of the Company has three classes of directors, the terms of which will expire in 1999, 2000 and 2001. Directors for each class are chosen for a three-year term.

     Stockholder Rights Plan. The Company has a stockholder rights plan (the "Stockholder Rights Plan") which is designed to deter certain abusive takeover tactics and encourages potential acquirers to negotiate with the Board of Directors of the Company. See "Description of Capital Stock -- Preferred Share Purchase Rights."

     The Ownership Limit, the staggered terms for directors and the Stockholder Rights Plan could have the effect of (i) delaying or preventing a change in control of the Company even if a change in control were in the stockholders' interest, (ii) deterring tender offers for the Common Stock that may be beneficial to the stockholders, or (iii) limiting the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor attempted to assemble a block of shares of Common Stock in excess of the percentage ownership limit or otherwise to effect a change in control of the Company.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

     The organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur. Accordingly, the Company, subject to covenants in its debt instruments, could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's funds from operations ("FFO") and ability to make expected distributions to stockholders and in an increased risk of default on its obligations.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

     The Company has elected to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1987, and believes that, commencing with such taxable year, it has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code. Although the Company believes that it will continue to operate in such a manner, no assurance can be given that the Company will remain qualified as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to stockholders aggregating annually at least 95% of its REIT taxable income (determined without regard to the dividends-paid deduction and by excluding net capital gains). The complexity of these provisions and of the applicable treasury regulations that have been promulgated under the Code (the "Treasury Regulations") is greater in the case of a REIT that holds assets in partnership form. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     The Company intends to make distributions to its stockholders to comply with the 95% of REIT taxable income distribution requirement, although it may, from time to time, retain capital gains and thereby incur a nondeductible excise tax. There may also be differences in timing between the recognition of taxable income and the actual receipt of cash that may require the Company to borrow funds, issue capital stock or sell assets on a short-term basis to meet the 95% of REIT taxable income distribution requirement. This distribution requirement could cause the Company (i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital, or (iii) to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt. Gain from the disposition of any asset treated as being held primarily for sale to customers in the ordinary course of business generally will be subject to a 100% tax.

     Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed 5% of the REIT's total assets on certain testing dates. The Company believes that the aggregate value of the securities of ERT Development Corporation, a Delaware corporation ("EDV"), held by the Company is less than 5% of the value of the Company's total assets.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal, state and other income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability of the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made.

POSSIBLE CONFLICTS WITH LEGACY

     Pursuant to the spin-off of Excel Legacy Corporation, a Delaware corporation ("Legacy"), certain directors and executive officers of the Company serve as directors and executive officers of Legacy. The Company and Legacy also have entered into certain agreements providing for (i) the orderly separation of the Company and Legacy, (ii) the sharing of certain facilities and services, and
(iii) the allocation of certain tax and other liabilities. Because the management of both the Company and Legacy is largely the same, conflicts may arise with respect to the operation and effect of these agreements and relationships which could have an adverse effect on the Company if not properly resolved. In this regard, the Company and Legacy have adopted appropriate policies and procedures to be followed by the board of directors of each company to address potential conflicts. In addition, the certificate of incorporation of Legacy contains a specific purpose clause which identifies at the outset which types of opportunities will be pursued by Legacy. This clause provides that Legacy's purpose includes performing an intercompany agreement between the Company and Legacy, which prohibits Legacy from engaging in certain activities or making certain investments (including investments in neighborhood and community shopping centers, power centers, malls or other conventional retail properties) unless the Company was first offered the opportunity and declined to pursue such activities or investments.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems, software products, time clocks and other similar devices of the Company are coded to accept only two digit entries in the data code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Uncertainty exists concerning the potential effects associated with such compliance. Additionally, event if the Company's equipment is Year 2000 compliant, equipment used by other parties interconnected with the Company's network may not be Year 2000 compliant. However, the Company does not expect future expenditures to be material in connection with Year 2000 compliance.

                                  THE COMPANY

GENERAL

     The Company is a self-administered, self-managed REIT which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties which are primarily leased on a long-term basis to major retail companies throughout the United States. As of June 30, 1998, the Company owned or managed 84 shopping centers (the "Shopping Centers"), 52 single tenant properties (the "Single Tenant Properties"), four commercial properties and office buildings (the "Commercial Properties") and one additional property which is currently being constructed. The Shopping Centers consist of neighborhood and community shopping centers which typically range from 100,000 to 200,000 square feet in size. The Single Tenant Properties typically are either anchor stores within shopping centers not owned by the Company or free standing properties located in commercial areas, with triple net leases which require the lessee to be responsible for substantially all of the costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance. The Commercial Properties consist of office buildings and commercial properties which the Company typically purchases at an attractive price to take advantage of a distressed situation or underutilized space. The Shopping Centers, Single Tenant Properties and Commercial Properties accounted for approximately 90%, 9% and 1%, respectively, of the ABR of the Company at June 30, 1998. As of June 30, 1998, the Company's 140 operating properties were located in 27 states, contained approximately 14.3 million square feet of gross leaseable area ("GLA") and were approximately 95% leased.

     The Company emphasizes investments in retail properties where a substantial portion of such properties' GLA is subject to long-term net leases to national or regional retail tenants. The Company seeks to lease to national or regional retail tenants that market basic goods and services to consumers and enjoy a leading position in their respective industries.

     The Company's primary objective is to acquire, own and manage a portfolio of commercial retail properties that will provide cash for quarterly distributions to stockholders while protecting investor capital and providing potential for capital appreciation. The Company seeks to achieve this objective by (i) aggressively managing its existing properties, (ii) continuing to acquire well-located neighborhood and community shopping centers with tenants that have a national or regional presence and an established credit quality, (iii) disposing of mature properties to continually update its core property portfolio, and (iv) continuing to maintain a strong and flexible financial position to facilitate growth.

     The Company's principal executive officers have worked together in acquiring and managing retail and commercial real estate for over 15 years and have administered the investments and affairs of the Company since 1989. As of June 30, 1998, the Board of Directors and management of the Company owned approximately 10.9% of the Common Stock of the Company (including shares representing approximately 4.0% of the Common Stock of the Company which may be acquired upon the exercise of stock options exercisable within 60 days).

     The Company was incorporated under the laws of California in 1985 and reincorporated as a Maryland corporation in July 1993. The Company's executive offices are located at 16955 Via Del Campo, Suite 110, San Diego, California 92127, and the telephone number of the Company is (619) 485-9400.

RECENT DEVELOPMENTS

     Since June 30, 1998, the Company has purchased 10 Shopping Centers located in Alabama, Florida, Illinois, Kentucky, Louisiana, Michigan, New York and Ohio. These centers were purchased for an aggregate purchase price of approximately $116.0 million and have added approximately 1.8 million square feet of GLA and $12.0 million in ABR. The properties were subject to secured debt of approximately $42.0 million. In addition, since June 30, 1998, the Company has sold one Single Tenant Property comprising approximately 29,600 square feet of GLA for a total sales price of approximately $1.2 million.

     The Company, New Plan Realty Trust, a Massachusetts business trust ("New Plan"), and ERT Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of the Company ("Sub"), entered into an Agreement and Plan of Merger dated May 14, 1998, as amended (the "Merger Agreement"), providing for the merger of Sub with and into New Plan (the "Merger"), with New Plan surviving as a wholly-owned subsidiary of the Company. The Merger Agreement calls for, among other things, the Company to pay a 20% stock dividend immediately prior to the Merger to holders of record of the Company's Common Stock on August 12, 1998 and then to issue one share of Common Stock for each common share of New Plan outstanding. Upon consummation of the Merger, holders of New Plan's shares will hold approximately 65% of the common stock of the combined company, which will be renamed "New Plan Excel Realty Trust, Inc." In addition, as a condition to the Merger, immediately prior to the Merger the Charter will be amended as contemplated by the Merger Agreement. The Merger is subject to customary closing conditions, including the approval of the Merger by the stockholders of the Company and New Plan. The Company and New Plan will hold special meetings of their respective stockholders on September 25, 1998 to vote upon proposals to approve the Merger. If approved at such meetings, the Merger is expected to be consummated on or about September 28, 1998.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Shares to the Registered Unit Holders but may acquire Units in the Partnership in exchange for any Exchange Shares that the Company may issue to a Registered Unit Holder.

                          DESCRIPTION OF CAPITAL STOCK

     The following description sets forth certain general terms and provisions of the capital stock of the Company. The statements below describing the capital stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter, the Company's Amended and Restated Bylaws (the "Bylaws"), the Stockholder Rights Agreement and the Maryland General Corporation Law (the "MGCL").

GENERAL

     The Charter authorizes the Company to issue up to 110,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of September 21, 1998, 23,440,998 shares of Common Stock, 2,124,980 shares of
8 1/2% Series A Cumulative Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock") and 630,000 shares of Series B Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations solely as a result of their status as stockholders.

COMMON STOCK

     Subject to the preferential rights of any other shares of capital stock, holders of the Common Stock are entitled to receive dividends when, as and if authorized and declared by the Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company may be subject to certain restrictions if the Company fails to pay dividends on outstanding shares of Preferred Stock. Upon the distribution of assets upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of all known debts and liabilities of the Company and any preferential amounts owing with respect to any outstanding Preferred Stock. Subject to certain provisions of Maryland law, the Charter and the Bylaws, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. Holders of Common Stock will not have cumulative voting rights in the election of directors, which means that holders of a majority of all of the shares of or voting with the Common Stock for the election of directors will be able to elect all of the directors to be elected by such holders if they choose to do so and, accordingly, the holders of the remaining Common Stock will be unable to elect any directors. Holders of shares of Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. Holders of Common Stock also will have no conversion, sinking fund, redemption, preference or exchange rights.

PREFERRED STOCK

     General. The issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock (the "Outstanding Preferred Stock") are all duly authorized, fully paid and non-assessable.

     Rank. The Outstanding Preferred Stock rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Company (i) senior to all classes or series of Common Stock and to all stock ranking junior if and when issued, including Series C Junior Participating Preferred Stock ("Series C Preferred Stock"), (ii) on a parity with each other, and (iii) junior to any equity securities to be issued by the Company, the terms of which may specifically provide that such equity securities rank senior to the Outstanding Preferred Stock. While any shares of Outstanding Preferred Stock are outstanding, unless provision is first made for redemption of such shares, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks prior or senior to the Outstanding Preferred Stock without the consent of at least two-thirds of the holders of the Outstanding Preferred Stock and all other shares entitled to vote thereon, voting as a single class.

     Dividends. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available for payment thereof, cumulative cash dividends payable in an amount per share equal to the greater of (i) $2.1250 per annum or (ii) the cash dividends determined on the applicable dividend date on the shares of Common Stock (or portion thereof) into which a share of Series A Preferred Stock is then convertible. Holders of Series B Preferred Stock are entitled to receive, when, as and if authorized and declared by the Board of Directors, out of funds legally available for the payment thereof, cumulative cash dividends payable at the rate of 8 5/8% per annum of the liquidation preference per share of Series B Preferred Stock, or $21.5625 per annum per share of Series B Preferred Stock. Dividends on the Outstanding Preferred Stock are payable quarterly in arrears on the fifteenth day (or the next succeeding business day) of January, April, July and October, and in the case of any accumulated or accrued but unpaid dividends, at such additional times and for such interim periods, if any, as may be determined by the Company's Board of Directors. The amount of such dividends payable per share of such Outstanding Preferred Stock for each such quarterly dividend payment date shall be computed by dividing the annual dividend by four. Dividends accrue from the date of original issuance of the applicable share of Outstanding Preferred Stock and are cumulative from such date, whether or not the Company has earnings, and whether or not during any dividend period or periods such dividends are authorized or declared or there are funds of the Company legally available for the payment of such dividends. Accumulated dividends do not bear interest and any dividends payable for a period of less than a full dividend period will be computed pro-rata on the basis of twelve 30-day months and a 360-day year. Except for pro-rata dividends with respect to Outstanding Preferred Stock, no dividends on any Outstanding Preferred Stock will be authorized, paid or set aside for payment for any period unless full cumulative dividends have been declared and paid or contemporaneously declared and a fund sufficient for payment set aside for such Outstanding Preferred Stock for all prior and contemporaneous dividend periods.

     Redemption. Except as otherwise provided under the Charter to protect the Company's status as a REIT, the Outstanding Preferred Stock is not redeemable by the Company prior to February 5, 2002 in the case of Series A Preferred Stock, and January 13, 2003 in the case of Series B Preferred Stock. On and after February 5, 2002, Series A Preferred Stock will be redeemable at the option of the Company, in whole or in part, either (i) for such number of authorized or previously unissued shares of the Common Stock equal to the product of $25.00 and the number of shares of Series A Preferred Stock to be redeemed (without regard to accumulated, accrued and unpaid dividends, if any, to the date for redemption, which are to be paid in cash, whether or not earned or declared) divided by the Conversion Price (as defined below under "--Conversion Rights") as of the opening of business on the date set for such redemption, subject to adjustment in certain circumstances, or (ii) for cash at a redemption price of $25.00 per share, plus any accumulated accrued and unpaid dividend, whether or not earned or declared. On and after January 13, 2003, the shares of Series B Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time and from time to time, for cash at a redemption price of $250.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest, to the extent the Company has funds legally available therefor. Any shares of Outstanding Preferred Stock that have been redeemed will, after such redemption, have the status of authorized but unissued Preferred Stock, without further designation as to series or class, until such shares are once more designated as part of a particular series or class by the Company's Board of Directors.

     Voting Rights. Generally, holders of Outstanding Preferred Stock have no voting rights except whenever dividends on Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), in which case holders of such Outstanding Preferred Stock will be entitled to vote with the holders of all any stock ranking on parity therewith having equivalent voting rights, such Outstanding Preferred Stock and any stock ranking on parity therewith voting together as a single class, for the election of two additional directors of the Company. In addition to the foregoing voting rights, for so long as any shares of Outstanding Preferred Stock remain outstanding, any authorization or creation of, or increase in the authorized amount of, any shares of any class or any security convertible into shares of any class of the Company, ranking prior or senior to the Outstanding Preferred Stock, or any amendment, alteration or repeal of any of the provisions of the Charter, including any applicable Articles Supplementary that materially adversely affects the holders of the Outstanding Preferred Stock (or any stock ranking on parity therewith), must be approved by holders of at least two-thirds of such affected Outstanding Preferred Stock, voting together as a single class. As to any matter on which the Outstanding Preferred Stock may vote, including any action by written consent, each share of Series A Preferred Stock shall have one vote per share, and each share of Series B Preferred Stock shall have ten votes per share.

     Conversion Rights. Except as otherwise described below in respect of Series A Preferred Stock, the Outstanding Preferred Stock is not convertible into or exchangeable for any property or security of the Company. Shares of Series A Preferred Stock are convertible in whole or in part, at any time, at the option of the holder thereof, into authorized and previously unissued shares of Common Stock at a conversion price of $20.09 per share of Common Stock (equivalent to a conversion rate of 1.24378 of a share of Common Stock for each share of Series A Preferred Stock), subject to certain adjustments (the "Conversion Price"). The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on the date fixed by the Board of Directors of the Company for redemption of such shares.

     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Outstanding Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders remaining after payment or provision for payment of all debts and other liabilities of the Company other than the Company's obligations with respect to any outstanding stock ranking junior to the Outstanding Preferred Stock, a liquidation preference of $25.00 per share in the case of Series A Preferred Stock, and a liquidation preference of $250.00 per share in the case of Series B Preferred Stock, plus, in each case, an amount equal to any accrued and unpaid distributions on the date of payment. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company shall be insufficient to make such full payments to holders of shares of Outstanding Preferred Stock and any stock ranking on parity with the Outstanding Preferred Stock, then such assets will be distributed pro rata among such holders. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Outstanding Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with or into another corporation nor or a sale or transfer of substantially all of the Company's assets or a statutory share exchange will be considered a liquidation, dissolution or winding-up of the Company.

     Under the MGCL, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of stock of a Maryland corporation may not be made unless, after giving effect to the distribution, the corporation's total assets are greater than its total liabilities and, unless the charter of the Maryland corporation permits otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to the stockholders receiving the distribution. The provisions of the Charter establishing the terms of the Outstanding Preferred Stock provide that, in determining whether a dividend or other distribution may be paid on shares of capital stock ranking junior thereto, no effect need be given to the amounts that would be needed to satisfy the preferential rights on dissolution of holders of such Outstanding Preferred Stock.

PREFERRED SHARE PURCHASE RIGHTS

     Pursuant to the Stockholder Rights Plan, the Company's Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding at the close of business on May 26, 1998 (the "Record Date").

     As long as the Rights are attached to the Common Stock, the Company will issue one Right (subject to adjustment) with each new share of Common Stock issued (including the Exchange Shares) so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series C Preferred Stock at a price of $100.00 per one one-thousandth of a share, subject to adjustment (the "Series C Purchase Price"). The description and terms of the Rights are set forth in the Stockholder Rights Agreement.

     Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Common Stock (an "Acquiring Person") or (ii) ten business days (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Common Stock (the earlier of (i) and (ii) being called the "Rights Plan Distribution Date"), the Rights will be represented, with respect to any certificate for Common Stock outstanding as of the Record Date, by such certificate together with a copy of a summary description of the Rights available from the Company.

     The Stockholder Rights Agreement provides that until the Rights Plan Distribution Date (or earlier redemption, exchange, termination, or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. The Rights are not exercisable until the Rights Plan Distribution Date. The Rights will expire on May 26, 2008 subject to Company's right to extend such date (the "Final Expiration Date"), unless earlier redeemed or exchanged by the Company or terminated.

     Shares of Series C Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock will be entitled to a minimum liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), preferential to the Common Stock, but junior to the Outstanding Preferred Stock or any stock ranking on parity therewith, but will be entitled to an aggregate payment of 1,000 times the payment made per share of Series C Preferred Stock. Each share of Series C Preferred Stock will have 1,000 votes and will vote together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. Shares of Series C Preferred Stock are generally not redeemable. These rights are protected by customary antidilution provisions. Because of the nature of the dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series C Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     The Series C Purchase Price payable, and the number of shares of Series C Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of Series C Preferred Stock, (ii) upon the grant to holders of Series C Preferred Stock of certain rights, options or warrants to subscribe for or purchase Series C Preferred Stock or convertible securities at less than the current market price of Series C Preferred Stock or (iii) upon the distribution to holders of Series C Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Series C Preferred Stock (which dividends will be subject to the adjustment described in clause (i) above)) or of convertible securities, subscription rights or warrants (other than those referred to above).

     In the event that a person becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Common Stock was not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Series C Purchase Price under the Right. In the event that, after a person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Series C Purchase Price under the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Series C Purchase Price under the Right.

     At any time after a person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding Common Stock, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for that number of shares of Common Stock having an aggregate value equal to the spread (the excess of the value of the adjustment shares issuable upon the exercise of a Right over the Series C Purchase Price) per Right (subject to adjustment).

     The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") by the Board of Directors of the Company at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company's Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

     Any of the provisions of the Stockholder Rights Agreement may be amended by the Company's Board of Directors for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Stockholder Rights Agreement in any manner that does not adversely affect the interests of the holders of the Rights.

     A copy of the Stockholder Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Stockholder Rights Agreement.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, not more than 50% in value of the issued and outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). See "Certain Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification."

     The Charter, subject to certain exceptions, contains certain restrictions on the number of shares of stock of the Company that a person may own. The Charter prohibits any person from acquiring or holding, directly or indirectly, shares of the Company stock in excess of the Ownership Limit.

     The Board of Directors of the Company, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Company's Board of Directors and upon at least 15 days' written notice from a transferee prior to the proposed transfer, that if consummated, would result in the intended transferee beneficially owning shares in excess of the Ownership Limit, and upon such other conditions as the Company's Board of Directors may direct, may exempt a person from the Ownership Limit (an "Excepted Holder"). In order to be considered by the Board of Directors of the Company as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the Company's Board of Directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the Trust (as defined below).

     The Charter further prohibits (a) any person from beneficially or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of stock of the Company that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the stock of the Company that resulted in a transfer of shares to the Trust, is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     If any transfer of shares of stock of the Company occurs which, if effective, would result in any person beneficially or constructively owning shares of stock of the Company in excess or in violation of the above transfer or ownership limitations (a "Purported Transferee"), then that number of shares of stock of the Company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Purported Transferee shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Charter) prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of stock of the Company. The Purported Transferee shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust (the "Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution prior to the discovery by the Company that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Transferee shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Transferee prior to the discovery by the Company that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

     The Trustee may transfer the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Limitation or other limitations set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Transferee and to the Charitable Beneficiary as follows. The Purported Transferee shall receive the lesser of (i) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Charter) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Purported Transferee shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the Company that shares of stock have been transferred to the Trust, such shares are sold by a Purported Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Transferee received an amount for such shares that exceeds the amount that such Purported Transferee was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

     In addition, shares of stock held in the Trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer resulting in a transfer to the Trust and (ii) the date that the Company's Board of Directors determines in good faith that such transfer occurred. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Transferee.

     All certificates representing shares of the Common Stock and the Preferred Stock will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the number or value of outstanding shares of Common Stock and Preferred Stock, shall, within 30 days after January 1 of each year, give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company which the owner constructively or beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit. In addition, each stockholder shall upon demand be required to provide to the Company such information as the Company may reasonably request in order to determine the Company's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or the Preferred Stock or otherwise be in the best interest of the stockholders.

TRANSFER AGENT

     The transfer agent and registrar for the shares of Common Stock and Preferred Stock is BankBoston, N.A.

                 DESCRIPTION OF UNITS AND PARTNERSHIP AGREEMENT

     The material terms of the Units, including a summary of certain provisions of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") dated as of June 25, 1997, are set forth below. The following description of the terms and provisions of the Partnership Agreement and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the Partnership Agreement. For a description of the exchange of Units for cash or Common Stock of the Company, see "Exchange of Units." For a comparison of rights of holders of Units and the Company's Common Stock, see "Exchange of Units -- Comparison of the Company and the Partnership."

MANAGEMENT

     The Partnership was organized as a Delaware limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Act") and the terms of the Partnership Agreement. Generally, pursuant to the Partnership Agreement, the Company, as the sole general partner of the Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Partnership, subject to certain limited exceptions. The limited partners of the Partnership (the "Limited Partners") generally have no authority to participate in or exercise control or management power over the business and affairs of the Partnership.

OPERATIONS

     The Partnership Agreement requires that the Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT. The Partnership Agreement provides that distributions of cash will be distributed from time to time as determined by the Company in accordance with the Partnership Agreement. Pursuant to the Partnership Agreement, subject to certain exceptions, the Partnership will also assume and pay when due, or reimburse the Company for payment of, all costs and expenses relating to the operation of the Partnership.

TRANSFERABILITY OF INTERESTS

     The Partnership Agreement provides that the Company may not voluntarily withdraw from the Partnership, or transfer or assign its interest in the Partnership, without the consent of a majority in interest of the Limited Partners, and only upon the admission of a successor general partner. Subject to certain limitations and after certain specified dates, the Limited Partners may transfer their interests in the Partnership to any Qualified Transferee (as defined in the Partnership Agreement), subject to minimum transfer restrictions and a right of first refusal by the Company. No transferee may become a substituted limited partner without the consent of the Company.

CAPITAL CONTRIBUTIONS

     If the Company determines that the Partnership requires additional funds at any time or from time to time in excess of funds available to the Partnership from borrowings or capital contributions, and the Company borrows such funds from a financial institution or other lender, then the Company, to the extent permitted by law, will lend such funds to the Partnership on comparable terms and conditions as are applicable to the Company's borrowing of such funds. Additionally, the Company may contribute, or accept contributions of, any required additional funds as additional capital contributions to the Partnership.

EXCHANGE RIGHTS

     Subject to certain limitations and after certain specified dates, the holders of Units have the right to require the Partnership to redeem part or all of their Units for cash or, at the election of the Company, the Company may acquire such Units for shares of Common Stock (on a one-for-one basis unless otherwise agreed to by the Company acting as general partner of the Partnership), provided, however, that a holder of Units may not effect an exchange to the extent that it would cause any person to violate any provision of the

Charter, including those provisions relating to restrictions on ownership and transfer of the Company's capital stock. See "Description of Capital
Stock -- Restrictions on Ownership of Capital Stock." The number of shares of Common Stock of the Company for which the Unit holders may exchange their Units is subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events.

TAX MATTERS

     Pursuant to the Partnership Agreement, the Company is the tax matters partner of the Partnership and, as such, generally has authority to make tax elections under the Code on behalf of the Partnership. The net income or net loss of the Partnership will generally be allocated to the Company and the Limited Partners in accordance with their priorities of distribution and as otherwise set forth in the Partnership Agreement, subject to the compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.

ABILITY TO ENGAGE IN OTHER BUSINESS

     The Partnership Agreement provides that the Company may conduct business of every nature and description, including all activities pertaining to the acquisition and operation of shopping center properties, independently of the Partnership.

TERM

     The Partnership will continue in full force and effect until December 31, 2093, or until sooner dissolved upon the bankruptcy, dissolution, withdrawal or termination of the Company (unless the Limited Partners elect to continue the Partnership), upon the election of the Company and the approval of the Limited Partners, upon an entry of decree of judicial dissolution, or upon the sale or other disposition of all or substantially all the assets of the Partnership.

INDEMNIFICATION

     The Partnership Agreement provides for indemnification of the Company and the officers and directors of the Company, and limits the liability of the Company to the Partnership and its partners for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if the Company acted in good faith.

                               EXCHANGE OF UNITS

TERMS OF THE EXCHANGE OF UNITS BY UNIT HOLDERS

     Unit holders, subject to certain limitations and only after certain specified dates, may exchange Units for cash, or at the discretion of the Company, for shares of Common Stock of the Company (on a one-for-one unless otherwise agreed to by the Company acting as general partner of the Partnership). The number of shares of Common Stock of the Company for which the Unit holders may exchange their Units is subject to adjustment in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events.

     A Unit holder effecting an exchange (a "Tendering Holder") must deliver to the Company a notice of exchange. A Tendering Holder shall have the right to receive an amount of cash from the Partnership equal to the Cash Amount (as defined in the Partnership Agreement) on the Specified Redemption Date (as defined in the Partnership Agreement). However, if the Company elects to acquire such tendered Units in exchange for shares of Common Stock of the Company, the Tendering Holder shall have no right to cause the Partnership to redeem the Units in exchange for the Cash Amount.

     The shares of Common Stock of the Company shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter, the Bylaws of the Company, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such shares of Common Stock of the Company entered into by the Tendering Holder. Notwithstanding any delay in such delivery, the Tendering Holder shall be deemed the owner of such shares of Common Stock of the Company and rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date.

     Each Tendering Holder shall continue to own all Units subject to any exchange, and be treated as a Limited Partner with respect to such Units for all purposes, until such Units are transferred to the Company and paid for on the Specified Redemption Date. Until the Specified Redemption Date, the Tendering Holder shall have no rights as a stockholder of the Company.

CERTAIN CONDITIONS TO THE EXCHANGE

     The Company will issue shares of Common Stock of the Company to a Tendering Holder in accordance with the Partnership Agreement subject to certain conditions, including the following:

     - In order to protect the Company's status as a REIT, no Tendering Holder shall be entitled to effect an exchange, if such exchange would cause such Tendering Holder or any other Person to violate the provisions of the Charter.

     - No Tendering Holder may effect an exchange more than once during any twelve month period.

     - No Tendering Holder may effect an exchange for less than 500 Units, or if the Tendering Holder holds less than 500 Units, all of the Units held by such Tendering Holder.

     - No Tendering Holder may effect an exchange during the period after the record date established by the Company for a distribution from the Partnership to the partners in the Partnership and prior to the record date established by the Company for a distribution to its stockholders of some or all of its portion of such distribution.

COMPARISON OF THE COMPANY AND THE PARTNERSHIP

     The information below highlights a number of the significant differences between the Partnership and the Company relating to, among other things, form of organization, management control, voting rights, liquidity and federal income tax considerations. These comparisons are intended to assist holders of Units in understanding how their investment will be changed if they exchange their Units for shares of Common Stock of the Company. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.

                                     FORM OF ORGANIZATION
The Partnership is organized as a Delaware         The Company is a Maryland corporation. The
limited partnership. The Partnership's             Company has elected to be taxed as a REIT
purpose is to conduct any business that may        under the Code, commencing with its taxable
be lawfully conducted by a limited                 year ended December 31, 1987, and intends to
partnership organized pursuant to the Act,         maintain its qualification as a REIT. Under
provided that such business is to be               its Charter, the Company may engage in any
conducted in a manner that permits the             lawful activity permitted by the MGCL.
Company to be qualified as a REIT unless the
Company ceases to qualify as a REIT.

                                       ADDITIONAL EQUITY
The Partnership is authorized to issue Units       The Board of Directors may issue, in its
in exchange for additional capital                 discretion, Common Stock or shares of
contributions as determined by the Company         Preferred Stock; provided, that the total
as its general partner, in the Company's           number of shares issued does not exceed the
sole discretion. In exchange for such              authorized number of shares of stock set
capital contributions, the Partnership may         forth in the Charter.
issue partnership interests to the Company,
may issue additional Units to existing
Limited Partners, and may admit third
parties as additional Limited Partners.
                                      MANAGEMENT CONTROL
All management powers over the business and        The business and affairs of the Company are
affairs of the Partnership are vested in the       managed under the direction of the Board of
general partner, and generally no Limited          Directors subject to restrictions in the
Partner of the Partnership has any right to        Charter and the Bylaws. The Board is
participate in or exercise control or              classified into three classes of directors.
management power over the business and             At each annual meeting of the stockhold-
affairs of the Partnership, except as              ers, the successors of the class of
otherwise set forth in the Partnership             directors whose terms expire at that meeting
Agreement. The general partner may not be          will be elected. The policies adopted by the
removed by the holders of Units with or            Board of Directors may be altered or
without cause.                                     eliminated without a vote of the stock-
                                                   holders. Accordingly, except for their vote
                                                   in the elections of directors, stockholders
                                                   have no control over the ordinary business
                                                   policies of the Company.
                           DUTIES OF GENERAL PARTNERS AND DIRECTORS
Under Delaware law, the general partner of         Under the MGCL, the directors must perform
the Partnership is accountable to the              their duties in good faith, in a manner that
Partnership as a fiduciary and,                    they reasonably believe to be in the best
consequently, is required to exercise good         interests of the Company and with the care
faith and integrity in all of its dealings         of an ordinarily prudent person in a like
with respect to partnership affairs.               position. Directors of the Company who act
However, under the Partnership Agreement,          in such a manner generally will not be
the general partner is not liable for              liable by reason of being a director of the
monetary damages for losses sustained or           Company.
liabilities incurred by partners as a result
of errors of judgment or of any act or
omission, provided that the general partner
has acted in good faith.

                           MANAGEMENT LIABILITY AND INDEMNIFICATION
As a matter of Delaware law, the general           The Charter contains a provision which
partner has liability for the payment of the       eliminates the liability of the Company's
obligations and debts of the Partnership           directors and officers to the Company and
unless limitations upon such liability are         its stockholders to the fullest extent
stated in the document or instrument               permitted by Maryland law.
evidencing the obligations. Under the
Partnership Agreement, the Partnership has
agreed to indemnify the general partner and
any director or officer of the general
partner from and against all losses, claims,
damages, liabilities, joint or several,
expenses (including legal fee and expenses),
judgments, fines, settlements and other
amounts incurred in connection with any
actions relating to the operations of the
Partnership in which the general partner or
such director or officer is involved,
unless: (1) the act was in knowing violation
of the law; (2) such party received an
improper personal benefit; or (3) the act
involved fraud, willful misconduct,
recklessness or gross negligence. The
reasonable expenses incurred by an
indemnitee may be reimbursed by the
Partnership in advance of the final
disposition of the proceeding upon receipt
by the Partnership of an affirmation by such
indemnitee of his, her or its good faith
belief that the standard of conduct
necessary for indemnification has been met
and an undertaking by such indemnitee to
repay the amount if it is determined that
such standard was not met.
                                    ANTITAKEOVER PROVISIONS
Except in limited circumstances, the general       In addition to the Stockholder Rights Plan,
partner of the Partnership has exclusive           the Charter and the Bylaws of the Company
management power over the business and             contain a number of provisions that may have
affairs of the Partnership. The general            the effect of delaying or discouraging an
partner may not be removed by the Limited          unsolicited proposal for the acquisition of
Partners with or without cause. Subject to         the Company or the removal of incumbent
certain limitations and after certain              management. These provisions include, among
specified dates, a Limited Partner may             others: (1) a staggered board of directors;
generally transfer its limited partnership         (2) authorized stock that may be issued as
interest without obtaining the approval of         Preferred Stock in the discretion of the
the general partner, provided that the             Board of Directors, with superior voting or
general partner has a right of first refusal       other rights to the Common Stock; and (3)
for any proposed transfer and that the             provisions designed to avoid concentration
general partner may, in its sole discretion,       of share ownership in a manner that would
prevent the admission to the Partnership of        jeopardize the Company's status as a REIT
substituted limited partners.                      under the Code. The MGCL also contains
                                                   certain provisions which could have the
                                                   effect of delaying, deferring or preventing
                                                   a change of control of the Company or other
                                                   transaction. See "Certain Provisions of
                                                   Maryland Law and the Company's Charter and
                                                   Bylaws."

                                         VOTING RIGHTS
Under the Partnership Agreement, the Limited       The business and affairs of the Company are
Partners have voting rights in limited             managed under the direction of the Board of
circumstances, including as to the                 Directors, consisting of three classes
dissolution of the Partnership and certain         having staggered terms of office. Each class
amendments to the Partnership Agreement, as        is to be elected by the stockholders at
described more fully below. Otherwise, all         annual meetings of the Company. The MGCL
decisions relating to the operation and            requires that certain major corporate trans-
management of the Partnership are made by          actions, including most amendments to the
the general partner.                               Charter, may not be consummated without the
                                                   approval of stockholders as set forth below.
                                                   All shares of Common Stock have one vote per
                                                   share, and the Charter permits the Board of
                                                   Directors to classify and issue Preferred
                                                   Stock in one or more series having voting
                                                   power which may differ from that of the
                                                   Common Stock. "See Description of Capital
                                                   Stock."

     The following is a comparison of the voting rights of the holders of Units of the Partnership and the stockholders of the Company as they relate to certain major transactions:

                     AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE CHARTER
The Partnership Agreement may be amended           Under the MGCL and the Charter, amendments
through a proposal by the general partner or       to the Charter generally must be approved by
a majority in interest of the Limited              the Board of Directors and holders of at
Partners. Such proposal, in order to be            least a majority of the votes entitled to be
effective, must be approved by the general         cast on the matter.
partner and by the written vote of a
majority in interest of the Limited
Partners. Certain amendments that affect the
fundamental rights of Limited Partners must
be approved by each affected Limited
Partner. In addition, the general partner
may, without consent of the Limited
Partners, amend the Partnership Agreement as
to certain ministerial matters.
                   VOTE REQUIRED TO DISSOLVE THE PARTNERSHIP OR THE COMPANY
The general partner may not elect to               Under the MGCL and the Charter, dissolution
dissolve the Partnership without the prior         of the Company must be approved by the Board
written consent of at least a majority in          of Directors and holders of at least a
interest of the Limited Partners.                  majority of the votes entitled to be cast on
                                                   the matter.
                                     COMPENSATION AND FEES
The general partner does not receive any           The officers and outside directors of the
compensation for its services as general           Company receive compensation for their
partner of the Partnership. The Partnership        services.
will reimburse the general partner for all
expenses incurred relating to the ongoing
operation of the Partnership.

                                    LIABILITY OF INVESTORS
Under the Partnership Agreement and                Under Maryland law, stockholders generally
applicable Delaware law, the liability of          are not personally liable for the debts or
the holders of Units for the Partnership's         obligations of the Company.
debts and obligations is generally limited
to the amount of their investment in the
Partnership.
                                 POTENTIAL DILUTION OF RIGHTS
The general partner of the Partnership is          The Board of Directors may issue, in its
authorized, in its sole discretion and             discretion, Common Stock or Preferred Stock.
without Limited Partner approval, to cause         The issuance of additional shares of either
the Partnership to issue additional limited        Common Stock or Preferred Stock may result
partnership interests for any Partnership          in the dilution of the interests of the
purpose at any time to the Limited Partners        stockholders.
or to other persons (including the general
partner).
                                           LIQUIDITY
The general partner of the Partnership is          The Exchange Shares will be freely
authorized, in its sole discretion, and            transferable as registered securities under
without Limited Partner approval, to cause         the Securities Act, subject to prospectus
the Partnership to issue additional limited        delivery and other requirements for
partnership interests for any Partnership          registered securities.
purpose at any time to the Limited Partners
or to other persons (including the general
partner). Subject to certain limitations and
after certain specified dates, a Limited
Partner may generally transfer its limited
partnership interest without obtaining the
approval of the general partner, provided
that the Company has a right of first
refusal for any proposed transfer and that
the general partner may, in its sole
discretion, prevent the admission to the
Partnership of substituted limited partners.
                                             TAXES
Income and loss from the Partnership               Dividends paid by the Company will be
generally is subject to the "passive               treated as "portfolio" income and cannot be
activity" limitations. Under the "passive          offset with losses from "passive
activity" rules, income and loss from the          activities." Distributions made by the
Partnership that is considered "passive            Company to its taxable domestic stockholders
income" generally can be offset against            out of current or accumulated earnings and
income and loss from other investments that        profits will be taken into account by them
constitute "passive activities." The               as ordinary income. Distributions that are
Partnership itself is not subject to federal       designated as capital gain dividends
income taxes. Instead, each holder of Units        generally will be taxed as capital gain at a
includes its allocable share of the                rate of 20%, 25% or 28%. Distributions in
Partnership's taxable income or loss in            excess of current or accumulated earnings
determining its individual federal income          and profits will be treated as a non-taxable
tax liability. Cash distributions from the         return of basis to the extent of a
Partnership are generally not taxable to a         stockholder's adjusted basis in its stock,
holder of Units except to the extent they          with the excess taxed as capital gain. See
exceed such holder's basis in its interest         "Certain Federal Income Tax
in the Partnership (which will include such        Considerations -- Taxation of Taxable U.S.
holder's allocable share of the Partner-           Stockholders." The Company may be required
ship's nonrecourse debt). Holders of Units         to pay state income taxes in certain states.
are required, in some cases, to file state
income tax returns and/or pay state income
taxes in the states in which the Partnership
owns property, even if they are not
residents of those states.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                        THE COMPANY'S CHARTER AND BYLAWS

     The following paragraphs summarize certain provisions of Maryland law, the Charter and the Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and the Bylaws.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than the minimum number required by the MGCL (which under most circumstances is three directors) nor more than fifteen. Any vacancy may be filled by the stockholders or, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that to fill a vacancy resulting from an increase in the number of directors requires a majority vote of the entire Board of Directors. Pursuant to the Charter, the directors are divided into three classes. One class will hold office for a term expiring at the annual meeting of stockholders to be held in 1999, another class will hold office for a term expiring at the annual meeting of stockholders to be held in 2000 and another class will hold office for a term expiring at the annual meeting of stockholders held in 2001. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. The Company believes that classification of its Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Company's Board of Directors.

     The classified director provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Company's Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

     The Charter provides that a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least: (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

     The Board of Directors of the Company has adopted a resolution providing that the Company, to the extent permitted by applicable law, elects not to be governed by the provisions of the MGCL relative to "business combinations," but no assurances can be given that such resolution will not be modified, amended or revoked in the future or that the provisions of the MGCL relative to business combinations will not be reinstated or again become applicable to the Company.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the Acquiring Person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Company's Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the Acquiring Person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights previously have been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any holder of the Company's stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

     The business combination statute and the control share acquisition statute could have the effect of discouraging others to acquire the Company and of increasing the difficulty of consummating any offer.

AMENDMENT TO THE CHARTER

     The Charter, including its provisions on classification of the Board of Directors of the Company, removal of directors, voting rights of Common Stock and voting requirements for charter amendments, may be amended only by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter, after due authorization, approval and advice of the Board of Directors of the Company.

DISSOLUTION OF THE COMPANY

     The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter, after due authorization, approval and advice of the Board of Directors of the Company.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws provide that: (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only: (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Directors, or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting,
(ii) by or at the direction of the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

     The provisions in the Charter on classification of the Board of Directors, the business combination and the control share acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of delaying, deferring or preventing a change of control or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL. This provision does not limit the ability of the Company or its stockholders to obtain equitable relief, such as an injunction or rescission.

     The Charter and the Bylaws authorize the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Charter and the Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations regarding the Company and the Exchange Shares being registered by the Company is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of the Exchange Shares will vary depending on his or her particular situation, and this discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders") subject to special treatment under the federal income tax laws. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of the Exchange Shares.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions will not adversely affect existing interpretations. Any such change could apply retroactively to transactions preceding the date of the change. The Company has not requested, and does not plan to request, any rulings from the IRS concerning the tax treatment of the Company. Thus, no assurance can be provided that the statements set forth herein (which are, in any event, not binding on the IRS or courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE EXCHANGE SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAX CONSEQUENCES OF REDEMPTION OR EXCHANGE OF UNITS

     The redemption or exchange of Units for cash or Exchange Shares will be a fully taxable transaction for federal income tax purposes. Depending upon a holder's particular situation, it is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of Exchange Shares received upon such redemption or exchange. HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE REDEMPTION OR EXCHANGE OF UNITS, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF SUCH TRANSACTION.

TAXATION OF THE COMPANY

     General. The Company has elected to be taxed as a REIT commencing with its taxable year ended December 31, 1987. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in a manner so as to qualify or remain qualified. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time, which changes could adversely affect the Company, its operations, or it stockholders. See "-- Failure to Qualify."

     The REIT provisions of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change (which change may apply, retroactively).

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: first, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income (as defined in the Code), including undistributed net capital gains. However, if the Company elects to retain and pay tax on its net capital gains, its stockholders will include such gains in income and will receive a refund or credit, as the case may be, for their proportionate share of such tax. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income (as defined in the Code) for such year, (ii) 95% of its REIT capital gain net income (as defined in the Code) for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period beginning on the first day of the first taxable year for which the Company qualified as a REIT (the "Recognition Period"), the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. Eighth, if the Company acquires any asset from a corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of the Company is determined by reference to the basis of the asset (or any other property) in the hands of the corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the

Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

     The Company believes that it has issued sufficient shares to allow it to satisfy conditions (5) and (6). In addition, the Company's Charter provides for restrictions regarding ownership and transfer of the Common Stock and the Preferred Stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such ownership and transfer restrictions are described in "Description of Capital Stock--Restrictions on Ownership of Capital Stock." These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above, primarily (though not exclusively) as a result of fluctuations in value among the different classes of the Company's capital stock. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate; provided, however, if the Company complies with the rules contained in the applicable Treasury Regulations requiring the Company to ascertain the actual ownership of its shares but the Company does not know, or would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement in condition (6) above, the Company will be treated as having met such requirement. See "--Failure to Qualify."

     In addition, a corporation may not elect to be taxed as a REIT unless its taxable year is the calendar year. The Company has and will continue to have a calendar taxable year.

     Ownership of Subsidiaries. The Company owns and operates a number of properties through wholly-owned subsidiaries (the "QRSs"). The Company has owned 100% of the stock of each of the QRSs at all times that each of the QRSs has been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries" under the Code. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" (defined for taxable years beginning on or before August 5, 1997, as any corporation if 100 percent of the stock of such corporation is held by the REIT at all times during the period such corporation was in existence and, for taxable years beginning after August 5, 1997, as any corporation 100 percent of the stock of which is owned by the REIT (without regard to prior ownership)) shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the QRSs are ignored, and all assets, liabilities and items of income, deduction and credit of such QRSs are treated as assets, liabilities and items of the Company. The Company has not, however, sought or received a ruling from the IRS that the QRSs are "qualified REIT subsidiaries."

     Ownership of a Partnership Interest. The Company also owns and operates a number of properties through partnerships. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT, based on its capital interest in a partnership, will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships in which the Company is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. Certain special tax risks which may arise as a result of the Company investing in certain properties through partnerships are described below under the heading "-- Other Tax Matters." The Company has direct control of the partnerships in which it is a partner and believes that it has operated and that the Company intends to continue to operate such partnerships consistent with the requirements for qualification as a REIT.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest), or income from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above, only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of a tenant of the REIT (or a tenant of any partnership in which the REIT is a partner) (a "Related Party Tenant"), the rent received by the REIT (either directly or through any such partnership) from such tenant will not qualify as "rents from real property" in satisfying the gross income tests of the Code. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant (unless the Board of Directors of the Company determines, in its discretion, that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT),
(iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or
(iv) except for certain development, property management, administrative and miscellaneous services, perform services which are not usually or customarily rendered in connection with the rental of space for occupancy only or which are considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may have taken and may continue to take certain of the actions set forth in (i) through (iv) above to the extent such actions will not, based on the advice of tax counsel to the Company, jeopardize the Company's status as a REIT.

     Income derived from the development, property management, administrative and miscellaneous services described in the preceding paragraph qualifies under neither the 95% or 75% gross income tests. In addition, EDV receives fees in exchange for the performance of certain development activities. To the extent that the Company's Board believes that there would be adverse tax consequences through direct accrual of such fees to the Company, such activities will be performed by EDV and such fees will not accrue to the Company, but the Company will derive dividends from EDV, which qualify under the 95% gross income test, but not the 75% gross income test. The Company believes that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such test was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company would not qualify as a REIT. As discussed above in "--Taxation of the Company--General," even if these relief provisions apply, and the Company retains its status as a REIT, a 100% tax would be imposed with respect to the excess net income. There can be no assurance that the Company will always be able to maintain compliance with the gross income tests for REIT qualification despite its periodic monitoring.

     Sales or Dispositions of Assets. As a REIT, the Company is subject to a tax of 100% on its gain (i.e., the excess, if any, of the amount realized over the Company's adjusted basis in the property) from each sale of property (excluding certain property obtained through foreclosure) in which it is a dealer. In calculating its gain subject to the 100% tax, the Company is not allowed to offset gains on sales of property with losses on other sales of property in which it is a dealer.

     Under the Code, the Company would be deemed to be a dealer in any property that the Company holds primarily for sale to customers in the ordinary course of its business. Such determination is a factual inquiry, and absolute certainty of the Company's status generally cannot be provided. However, the Company will not be treated as a dealer in real property for the 100% tax if (i) it has held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) the Company either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all assets of the Company as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the Company derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale. However, the failure of the Company to meet these "safe harbor" requirements does not necessarily mean that it is a dealer in real property.

     Based on these rules, if the Company sells a property that it has held for more than four years and otherwise satisfies the "safe harbor" described in the preceding paragraph, such sale will not result in the imposition of the 100% tax on the gain. Because any dealer gain that is not covered by the safe harbor is subject to the 100% tax, any sale not covered by the safe harbor creates a risk that the REIT will be considered to be a dealer in real property. Although any risk from a single isolated sale may be small, the more regular, continuous, and frequent the Company's sales of assets are, the more likely the Company will be treated as a dealer with respect to sales or dispositions of real property. Moreover, except for certain sales of property obtained through foreclosure, all sales, including sales of property held less than four years, count toward the seven sales/10% tax basis safe harbor for purposes of determining whether the Company qualifies for the safe harbor on any sales of property held for four years or more. Furthermore, once the Company has exceeded the seven sales/10% tax basis safe harbor, gain from all sales and not just the gain from sales in excess of such safe harbor are potentially subject to the 100% tax.

     The Company may be able to avoid triggering gain for purposes of the 100% tax on real property it has held less than four years if it exchanges such property for other property in a transaction that qualifies as a like-kind exchange under the Code, because the like-kind exchange provisions result in the deferral of gain. The like-kind exchange provisions of the Code, however, are not available to the Company on any property that it holds primarily for sale rather than for investment or the production of income. An exchange of property for tax purposes that does not qualify for like-kind exchange treatment or some other nonrecognition provision is treated the same as a sale for cash. The Company may dispose of certain properties that it has held less than four years in transactions intended to qualify as like-kind exchanges. However, the failure of the transaction to qualify as a like-kind exchange could subject the Company to the 100% tax on its gains as described above.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) assets held by the QRSs and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The Company currently holds 100% of the stock of each of the QRSs. As set forth above, the asset tests provide that a REIT may not own securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of the REIT's total assets. However, because the QRSs are "qualified REIT subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes. Because the QRSs will be treated as "qualified REIT subsidiaries," the Company's ownership of the stock of the QRSs will not cause the Company to fail the asset tests.

     The Company presently owns 100% of the nonvoting preferred stock of EDV, which interest entitles the Company to a percentage of all dividends and liquidating distributions of EDV. Such shares of nonvoting preferred stock will not constitute voting securities for purposes of the asset tests. Furthermore, the Company has not owned any of the voting securities of EDV and will not own more than 10% of the voting securities of such corporation. In addition, the Company believes that the value of its securities of EDV have not exceeded 5% of the total value of the Company's assets, and will not exceed such amount in the future. No independent appraisals have been obtained to support this conclusion.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

     Annual Distribution Requirements. To qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the excess of the sum of certain items of noncash income over 5% of "REIT taxable income." In addition, if the Company disposes of any Built-in Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, if the Company should fail to distribute during each calendar year (or in the case of distributions with dividend declaration and record dates falling in the last three months of the calendar year, by the end of January) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Under new federal legislation, a REIT may elect to retain (and not distribute) and pay federal income tax on its net long-term capital gain and possibly certain excise taxes on its undistributed income. If such election is made, the REIT's stockholders must include in income their proportionate share of the undistributed long-term capital gain and are deemed to have paid their proportionate share of federal income tax paid by the REIT.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such failure could have an adverse effect on the market value and marketability of the Exchange Shares. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would substantially increase the Company's federal and state income tax liabilities and substantially reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will still be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. In addition, once so disqualified, unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. As a result, the Company's failure to qualify for even one year could have significant adverse effects, including the Company's incurrence of substantial indebtedness (if such borrowings are feasible), its liquidation of substantial investments or its reduction or elimination of distributions with respect to its stock in order to pay the resulting taxes.

OTHER TAX MATTERS

     Certain of the Company's investments are through partnerships which may involve special tax risks. Such risks include possible challenge by the IRS of
(a) allocations of income and expense items, which could affect the computation of income of the Company and (b) the status of the partnerships as partnerships (as opposed to associations or publicly traded partnerships taxable as corporations) for income tax purposes. If any of the partnerships is treated as an association or a publicly traded partnership, it would be taxable as a corporation. In such a situation, if the Company's ownership in any of the partnerships exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's total assets, the

Company would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could therefore make it more difficult for the Company to qualify as a REIT for the taxable year in which such distribution was received. In addition, in such a situation, the interest in any of the partnerships held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation, the Company would not be able to deduct its share of losses generated by the partnerships in computing its taxable income. See "-- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The IRS recently finalized and published Treasury Regulations (the "Final Regulations") which provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. The Final Regulations apply for tax periods beginning on or after January 1, 1997 (the "Effective Date"). Unless it elects otherwise, an Eligible Entity in existence prior to the Effective Date will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to the Effective Date. Such an entity's claimed classification will be respected for all prior periods so long as the entity had a reasonable basis for its claimed classification and certain other requirements have been satisfied. The Company believes that each of the partnerships met the requirements for classification as a partnership under prior law for all periods prior to the Effective Date and, therefore, under the Final Regulations, will be treated for tax purposes as a partnership (not as an association or publicly traded partnership taxable as a corporation) for periods beginning on or after the Effective Date. However, no assurance can be given that the IRS may not successfully challenge the tax status of any of the partnerships.

     A portion of the cash to be used by the Company to fund distributions to its stockholders comes from EDV through dividends on nonvoting preferred stock held by the Company. EDV does not qualify as a REIT and pays federal, state and local income taxes on its taxable income at normal corporate rates. The federal, state and local income taxes that EDV is required to pay reduces the cash available for distribution by the Company to its stockholders.

     As described above, the value of EDV's nonvoting preferred stock held by the Company cannot exceed 5% of the value of the Company's total assets at the end of any calendar quarter in which the Company acquires such securities or increases its interest in such securities. See "-- Taxation of the Company -- Asset Tests." This limitation may restrict the ability of EDV to increase the size of its business unless the value of the assets of the Company is increasing at a commensurate rate.

STATE AND LOCAL TAXES

     The Company may be subject to state or local taxes in other jurisdictions such as those in which the Company may be deemed to be engaged in activities or own property or other interests. Such tax treatment of the Company in states having taxing jurisdiction over it may differ from the federal income tax treatment described in this summary. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. A holder that is not a U.S. Stockholder as described above will be considered a "Non-U.S. Stockholder."

     As long as the Company qualifies as a REIT, distributions made to U.S. Stockholders with respect to their shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions to holders of Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Preferred Stock and second to the Common Stock.

     Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as gains without regard to the period for which the stockholder has held its securities. In the case of certain non-corporate U.S. Stockholders, including individuals, long-term capital gain with respect to stock held for more than twelve months ordinarily is taxed at a 20% federal tax rate. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset) (which, with respect to a non-corporate U.S. Stockholder, will be taxable as long-term capital gain if the shares have been held for more than twelve months, or short-term capital gain if the shares have been held for twelve months or less). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of Company Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of shares, however, will not be treated as investment income unless a stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

     The Company may elect to retain and pay income tax on its net long- term capital gain. If the Company makes this election, its stockholders will be required to include in their income as long-term capital gain their proportionate share of such amount so designated by the Company. A stockholder will be treated as having paid his or her share of the tax paid by the Company in respect of such amount so designated by the Company, for which such stockholder will be entitled to a credit or refund. In addition, each stockholder's adjusted basis in the Company stock will be increased by the excess of the amount so includible in income over the tax deemed paid on such amount. The Company must pay tax on its designated long-term capital gain within 30 days of the close of any taxable year in which it designates long-term capital gain pursuant to this rule, and it must mail a written notice of its designation to its stockholders within 60 days of the close of the taxable year.

     Upon any sale or other disposition of the Company stock, a stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of the Company stock for tax purposes. Net capital gain of a non-corporate shareholder will generally be taxed at a 20% rate if such shares have been held for more than one year. In general, any loss recognized by a stockholder upon the sale or other disposition of shares of the Company stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends received by such stockholders from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a holder that is a tax-exempt entity will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness" within the meaning of the Code and the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, for taxable years beginning on or after January 1, 1994, certain pension trusts that own more than 10% of a "pension-held REIT" may be required to report a portion of the distribution that they receive from such a REIT as UBTI. The Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF NON-U.S. STOCKHOLDERS

     The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of the Company stock applicable to Non-U.S. Stockholders of such securities:

     1. Ordinary Dividends. The portion of dividends received by Non-U.S. Stockholders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Stockholder will generally be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of the Company stock. In cases where the dividend income from a Non-U.S. Stockholder's investment in securities is (or is treated as) effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation).

     2. Non-Dividend Distributions. Distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax to the extent such distributions do not exceed the adjusted basis of a Non-U.S. Stockholder's Company stock. The excess over the adjusted basis will give rise to gain from the sale of such Non-U.S. Stockholder's stock, which will be subject to the tax treatment described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Company's current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     3. Dividends Attributable to Gain from Dispositions of U.S. Real Property Interests. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Stockholder, to the extent attributable to gains from dispositions of United States real property interests ("USRPIs"), such as the properties beneficially owned by the Company, will be considered effectively connected with a U.S. trade or business of the Non-U.S. Stockholder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of any distribution to a Non-U.S. Stockholder that could be designated as capital gain dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

     4. Dispositions of Company Stock. Unless Company stock constitutes a USRPI, a sale of such stock by a Non-U.S. Stockholder generally will not be subject to U.S. taxation under FIRPTA. The Company stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. The Company believes that it has been and anticipates that it will continue to be a domestically controlled REIT, and therefore that the sale of Company stock will not be subject to taxation under FIRPTA. Because the Company stock will be publicly traded, however, no assurance can be given that the Company will continue to be a domestically controlled REIT. If the Company were not to qualify as a domestically controlled REIT, a Non-U.S. Stockholder's sale of Company stock generally would still not be subject to tax under FIRPTA provided that the selling Non-U.S. Stockholder held 5% or less of that class of the Company's outstanding stock at all times during a specified testing period. If gain on the sale of stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. The 10% withholding tax will not apply if the shares of Company stock are "regularly traded" on an established securities market. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Stockholder in two cases: (i) if the Non-U.S. Stockholder's investment in stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Stockholder, the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain, or (ii) if the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Backup Withholding Tax and Information Reporting. Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States or, subject to certain exemptions, to a payment of the proceeds of a sale of Company stock by or through a foreign office of a foreign broker. Payment to or through a United States office of a broker of the proceeds of a sale is subject to both backup withholding and information reporting unless the Non-U.S. Stockholder certifies its foreign status. On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") that make certain modifications to the backup withholding rules applicable to Non-U.S. Stockholders. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules.

     THE DISCUSSION SET FORTH ABOVE IN "TAXATION OF NON-U.S. STOCKHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated into this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California. Latham & Watkins will rely as to certain matters of Maryland law, including the legality of the shares offered hereby, on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of federal income tax consequences contained in this Prospectus is based upon the opinion of Latham & Watkins.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to (i) the issuance by the Company of up to 349,751 Exchange Shares if, and to the extent that, the Registered Unit Holders tender Units for exchange and the Company elects to deliver the Exchange Shares rather than cash and (ii) the offer and sale from time to time of the Exchange Shares that may be issued to the Registered Unit Holders. The Company is registering the Exchange Shares to provide the Registered Unit Holders with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued to the Registered Unit Holders or offered or sold by the Registered Unit Holders.

     The Company will not receive any cash proceeds from the issuance of the Exchange Shares to Registered Unit Holders upon receiving a notice of exchange (but it may acquire from such holders the Units). Consequently, with each exchange, the Company's interest in the Partnership may increase.

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Forward-Looking Statements............    3
Risk Factors..........................    4
The Company...........................    8
Use of Proceeds.......................    9
Description of Capital Stock..........   10
Description of Units and Partnership
  Agreement...........................   17
Exchange of Units.....................   18
Certain Provisions of Maryland Law and
  the Company's Charter and Bylaws....   24
Certain Federal Income Tax
  Considerations......................   28
Experts...............................   38
Legal Matters.........................   38
Plan of Distribution..................   39

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                 349,751 SHARES

                            EXCEL REALTY TRUST, INC.
                                  COMMON STOCK
                          ($0.01 PAR VALUE PER SHARE)
                               -----------------
                                   PROSPECTUS
                               -----------------
                                           , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Exchange Shares registered hereby:

SEC Registration Fee.............................  $ 2,584.00
Printing and Mailing Costs.......................    5,000.00
Legal Fees and Expenses..........................   25,000.00
Accounting Fees and Expenses.....................    5,000.00
Miscellaneous....................................    2,416.00
                                                   ----------
          Total..................................  $40,000.00
                                                   ==========

ITEM 15. LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL. This provision does not limit the ability of the Company or its stockholders to obtain equitable relief, such as an injunction or rescission.

     The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Charter also provides that the Company may indemnify any other persons permitted but not required to be indemnified by Maryland law. The Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. The Partnership Agreement also provides for indemnification of the Company, as general partner, and its officers and directors generally to the same extent as permitted by the MGCL for a corporation's officers and directors and limits the liability of the Company to the Partnership and its partners in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if the Company acted in good faith. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 16. EXHIBITS

EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 3.1     Excel Realty Trust, Inc. Articles of Amendment and
         Restatement(1)
 3.2     Amended and Restated Bylaws of Excel Realty Trust, Inc.(1)
 4.1     Articles Supplementary (Series A Preferred Stock)(2)
 4.2     Articles Supplementary (Series B Preferred Stock)(3)
 4.3     Stockholder Rights Agreement dated as of May 15, 1998
         between Excel Realty Trust, Inc. and BankBoston, N.A., which includes the form of Articles Supplementary of the Series C
         Preferred Stock as Exhibit A(4)
 5.1     Opinion of Ballard Spahr Andrews & Ingersoll, LLP(5)
 8.1     Opinion of Latham & Watkins regarding tax matters(5)
10.1     Amended and Restated Agreement of Limited Partnership of
         Excel Realty Partners, L.P. dated as of June 25, 1997(6)
23.1     Consent of Latham & Watkins (included in Exhibit 8.1)
23.2     Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
23.3     Consent of PricewaterhouseCoopers LLP
24.1     Power of Attorney (included in Part II of the Registration
         Statement)

---------------
(1) Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on May 9, 1995, as amended (File No. 33-59195).

(2) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on February 7, 1997 (File No. 1-12244).

(3) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on January 14, 1998 (File No. 1-12244).

(4) Incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Commission on May 22, 1998 (File No. 1-12244).

(5) To be filed by amendment.

(6) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 25, 1998.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 24, 1998.

                                          EXCEL REALTY TRUST, INC.

                                          By:       /s/ GARY B. SABIN
                                            ------------------------------------
                                                       Gary B. Sabin
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below hereby constitutes and appoints Gary B. Sabin and Richard B. Muir and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Exchange Shares under the Exchange Act, with the Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or their substitutes may do or cause to be done by virtue hereof.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                  /s/ GARY B. SABIN                      Chairman of the Board,       September 24, 1998
-----------------------------------------------------      Chief Executive Officer
                    Gary B. Sabin                          and Director (Principal
                                                           Executive Officer)

                 /s/ RICHARD B. MUIR                     Executive Vice President,    September 24, 1998
-----------------------------------------------------      Secretary and Director
                   Richard B. Muir

                  /s/ DAVID A. LUND                      Chief Financial Officer      September 24, 1998
-----------------------------------------------------      (Principal Accounting
                    David A. Lund                          Officer)

                /s/ BOYD A. LINDQUIST                    Director                     September 24, 1998
-----------------------------------------------------
                  Boyd A. Lindquist

             /s/ ROBERT E. PARSONS, JR.                  Director                     September 24, 1998
-----------------------------------------------------
               Robert E. Parsons, Jr.

                /s/ BRUCE A. STALLER                     Director                     September 24, 1998
-----------------------------------------------------
                  Bruce A. Staller

                 /s/ JOHN H. WILMOT                      Director                     September 24, 1998
-----------------------------------------------------
                   John H. Wilmot

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Excel Realty Trust, Inc. Articles of Amendment and
          Restatement(1)
  3.2     Amended and Restated Bylaws of Excel Realty Trust, Inc.(1)
  4.1     Articles Supplementary (Series A Preferred Stock)(2)
  4.2     Articles Supplementary (Series B Preferred Stock)(3)
  4.3     Stockholder Rights Agreement dated as of May 15, 1998
          between Excel Realty Trust, Inc. and BankBoston, N.A., which includes the form of Articles Supplementary of the Series C
          Preferred Stock as Exhibit A(4)
  5.1     Opinion of Ballard Spahr Andrews & Ingersoll, LLP(5)
  8.1     Opinion of Latham & Watkins regarding tax matters(5)
 10.1     Amended and Restated Agreement of Limited Partnership of
          Excel Realty Partners, L.P. dated as of June 25, 1997(6)
 23.1     Consent of Latham & Watkins (included in Exhibit 8.1)
 23.2     Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
 23.3     Consent of PricewaterhouseCoopers LLP
 24.1     Power of Attorney (included in Part II of the Registration
          Statement)

---------------
(1) Incorporated by reference to the Company's Registration Statement on Form S-3 filed with the Commission on May 9, 1995, as amended (File No. 33-59195).

(2) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on February 7, 1997 (File No. 1-12244).

(3) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on January 14, 1998 (File No. 1-12244).

(4) Incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Commission on May 22, 1998 (File No. 1-12244).

(5) To be filed by amendment.

(6) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 25, 1998.